Exhibit 99.1

FOR IMMEDIATE RELEASE

THE ST. JOE COMPANY (NYSE: JOE) TO EXIT FLORIDA HOMEBUILDING AS IT SHARPENS FOCUS ON VALUE CREATION

The Move Comes as JOE Expands its Relationships with
Local, Regional and National Builders

Jacksonville, Florida – (September 7, 2006) – The St. Joe Company (NYSE: JOE) announced today that it intends to exit Florida homebuilding as the company sharpens its focus on strategies expected to maximize the value of its core land holdings.  The move will result in a workforce reduction and is made possible by JOE’s expanding relationships with local, regional and national homebuilders.

In connection with this plan, JOE expects to take a charge to earnings of approximately $10.7 million. This charge consists of approximately $2.3 million for one-time, cash termination benefits to employees and approximately $8.4 million of non-cash charges related to the write-off of capitalized homebuilding costs at several communities. Approximately $9.0 million of these charges will be recognized in the third quarter of 2006.

“During the past ten years we have seeded our key markets with financially successful, critically acclaimed places,” said JOE chairman and CEO Peter S. Rummell. “Both JOE — and the markets where we do business — have matured to the point where it makes sense for us to further tighten our focus. We will focus those efforts where our competitive advantages are strongest and value creation potential is highest.”

“Maximizing value for JOE means doing all the things it takes to move land to higher and better uses by preparing it to support inspirational places, towns, resorts and rural settings,” said Rummell.  “We are a ‘town builder’ not a ‘home builder.’  We want to use JOE’s unique strengths to stimulate the creation of the infrastructure, workplaces, neighborhoods and environments that endow places with value, personality and purpose.”

JOE will honor all its existing homebuilding contracts and new home warranties. “We are winding down our internal homebuilding operations, not walking away from our customers or commitments,” said Rummell. “Moving forward, we will focus on what we do best: Creating great places.”

 “JOE’s expanding relationships with local, regional and national homebuilders have made this move possible,” said Rummell.  “We had anticipated being able to make this strategic shift once we had proven the viability of our markets, particularly in Northwest Florida, and we are pleased this opportunity has come as quickly as it has.”

Earlier this year, JOE announced a long-term relationship with Beazer Homes, USA (NYSE: BZH).  Additionally, JOE’s relationship with David Weekly Homes has expanded over the past year.   Conversations with other homebuilders are ongoing.  Nineteen local, regional and national homebuilders have submitted letters of interest to participate in JOE’s RiverTown development south of Jacksonville.

Additional information regarding JOE’s exit from Florida homebuilding can be found in an 8-K to be filed with the U.S. Securities and Exchange Commission today.

About JOE

The St. Joe Company (NYSE:JOE), a publicly held company based in Jacksonville, is one of Florida’s largest real estate operating companies. We are primarily engaged in real estate development and sales, with significant interests in timber. Our mission is to create places that inspire people and make JOE’s Florida an even better place to live, work and play. We’re no ordinary JOE.

More information about JOE can be found at our web site at http://www.joe.com.

Forward-Looking Statements
Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized. Such statements are based on our current expectations and we undertake no obligation to publicly update or reissue any forward-looking statements. Risk factors that may cause the actual results to differ are described in this release and in our various documents filed with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2005.

Copyright 2006, The St. Joe Company. “St. Joe,” “JOE,” and the “Taking Flight"
design are service marks of The St. Joe Company.